EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-204080) and the Registration Statement on Form S-8 (No. 333-207179), of our report dated October 14, 2015 relating to the financial statements of Agile Resources, Inc., which appears in this Current Report on Form 8-K/A of General Employment Enterprises, Inc.

/s/ Friedman LLP

October 14, 2015

Marlton, New Jersey